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                                                                    EXHIBIT 4.48

              EXCLUSIVE TECHNICAL AND CONSULTING SERVICES AGREEMENT

This Exclusive Technical and Consulting Services Agreement (the "Agreement"), dated Feburary 28, 2005, is entered into at Beijing by and between the following two parties (the "Parties)].

Party A:              KongZhong Information Technologies (Beijing) Co., Ltd.
Address:              Tengda Plaze, No.168 Xiwai Street, Haidian District,
                      Beijing
Legal Representative: Zhou Yunfang

Party B:              Beijing Wireless Interactive Network Technologies Co.,
                      Ltd.
Address:              E190, Jianli Hotel, No.B21Jiu Xian Qiao Road, Chaoyang
                      District, Beijing
Legal Representative: Yang Yang

WHEREAS,

1. Party A, a wholly foreign-owned enterprise incorporated in People's Republic of China (the "PRC"), owns resources to provide the technical and consulting services.

2. Party B, a limited liability company incorporated in the PRC, is licensed by relevant government authorities to engage in the value-added telecommunication service;

3. Party A agrees to provide technical consultation and relevant services to Party B and Party B agrees to accept such technical consultation and services;

WHEREAS, Party A and Party B, through friendly negotiation and based on equality and mutual benefit, enter into the Agreement as follows:

1.   TECHNICAL CONSULTING AND SERVICES; OWNERSHIP AND EXCLUSIVE INTERESTS

1.1 During the term of this Agreement, Party A agrees to provide relevant technical consultation and services to Party B (the content is specified in Appendix 1) in accordance with the conditions

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     provided by the Agreement.

1.2 Party B hereby agrees to accept such technical consultation and services. Party B further agrees that, during the term of this Agreement, it shall not accept technical consultation and services for above-mentioned business provided by any third party unless consented by Party A with a written notice in advance.

1.3 Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including but not limited to, any copyrights, patent, know-how, commercial secrets and others, whether developed by Party A or Party B based on Party A's intellectual property.

1.4 Party B promises that Party A has the priority on cooperation with party B under same conditions in case Party B is going to cooperate with other enterprises in respect of any business.

2. CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL CONSULTATION AND SERVICES (THE "FEE")

2.1 The parties agree that the fees under this Agreement shall be determined and paid according to Appendix 2.

3.   REPRESENTATIONS AND WARRANTIES

3.1  Party A hereby represents and warrants as follows:

     3.1.1 Party A is a company duly registered and validly existing under PRC laws;

     3.1.2 Party A shall perform this Agreement within its corporation powers and scope of business. Party A has obtained all necessary authorizations, and consents or approvals of any other third parties or government authorities to perform the Agreement. The performance of this Agreement shall not be in violation of any binding or effective laws or contracts;

     3.1.3 The Agreement, upon execution, will constitute a legal, valid and binding agreement of Party A enforceable against Party A.


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3.2  Party B hereby represents and warrants as follows:

     3.2.1 Party B is a company duly registered and validly existing under PRC laws and is licensed to engage in the value-added telecommunication service.

     3.2.2 Party B shall perform this Agreement within its corporation powers and scope of business. Party B has obtained all necessary authorizations, and consents or approvals of any other third parties or governmental authorities to perform the Agreement. The performance of this Agreement shall not be in violation of any binding or effective laws or contracts;

     3.2.3 The Agreement, upon execution, will constitute a legal, valid and binding agreement of Party B enforceable against Party B.

4.   CONFIDENTIALITY

4.1 The Parties agree to take various reasonable measures with best efforts to protect and maintain the confidentiality of the confidential data and information (the "Confidential Information") learned or contacted by the Parties in the exclusive consulting and services, and shall not disclose, give or transfer any Confidential Information to any third party without prior written consent of the other Party. Upon termination or expiration of this Agreement, the Parties shall, at the request of the other Party, return any documents, information or software containing any of Confidential Information to the owner or destroy it, and delete any such Confidential Information from any memory devices, and cease to use such Confidential Information. The Parties shall take necessary measures to disclose the Confidential Information only to the employees, agents or professional consultants of Party B who need to know such information and cause them to observe the confidential obligations hereunder.

4.2  The limitation stipulated in Section 4.1 shall not apply to:

     4.2.1 the materials available to the public at the time of disclosure;

     4.2.2 the materials that become available to the public after the disclosure not due to the fault of Party B;


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     4.2.3 the materials Party B proves to have got the control neither directly nor indirectly from any other party before the disclosure;

     4.2.4 the information that the parties disclosed to the relevant government authorities, stock exchanges or other institutions in accordance with the applicable law and the information that the parties disclosed to their direct legal counsels or financial consultants upon the need of normal business operations.

4.3 Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.   INDEMNITY

5.1 If either party to this Agreement breaches this Agreement or any representations and warranties made in this Agreement, the abiding party may notify in writing the default party requesting it to correct its default acts, take relevant measures to effectively and promptly avoid the occurrence of any damages, and to resume the performance of this Agreement 10 days upon receipt of the notice. The default party shall compensate any losses caused to the abiding party.

5.2 The total compensation paid by the default party to the abiding party shall be equal to the losses caused by the breach of this Agreement, which shall include the receivable interests by the abiding party for the performance of this Agreement, but shall not exceed the reasonable expectations of the Parties.

5.3 In the event both Parties breach this Agreement, they shall determine the compensation payable according to the graveness of their breach respectively.

6.   EFFECTIVE DATE AND TERM

6.1 This Agreement shall be executed and come into effect as of the date first set forth above.

6.2 This Agreement will remain effective until Party A is dissolved according to the laws of the PRC.


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7.   TERMINATION

7.1 During the term of this Agreement, Party B shall not terminate this Agreement. Party A may terminate this Agreement at any time with a written notice to Party B 30 days before such termination. If Party A terminates the Agreement in advance due to Party B's reason, Party B shall indemnify Party A all the losses caused thereby to Party A and pay the relevant fees for the services already provided.

7.2 Subsequent to the termination of this Agreement, the rights and obligations of both Parties under Article 4 and 5 shall remain effective.

8.   DISPUTES RESOLUTION

8.1 The parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party may submit such dispute to China International Economic and Trade Arbitration Commission (the "CIETAC"). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon both Parties. This article shall survive the termination or elimination of this Agreement.

8.2 Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.   FORCE MAJEURE

9.1 Force Majeure, means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care, including but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected


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     party.

9.2 In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to mitigate or remove the effects of Force Majeure and try to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.  NOTICES

     Notices or other communications required to be given by any party pursuant to this Agreement shall be in writing and be delivered by personal delivery, registered or mail or postage prepaid mail, recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

     Party A:   KongZhong Information Technologies (Beijing) Co., Ltd.
     Address:   Tengda Plaze, No.168 Xiwai Street, Haidian District, Beijing
     Fax:       +86 10 88575900
     Telephone: +86 10 88576000
     Addressee: Zhou Yunfang

     Party B:   Beijing Wireless Interactive Network Technologies Co., Ltd.
     Address:   E190, Jianli Hotel, No.B21Jiu Xian Qiao Road, Chaoyang District,
                Beijing
     Fax:       +86 10 88575900
     Telephone: +86 10 88576000
     Addressee: Yang Yang

11.  ASSIGNMENT

     Party B shall not assign its rights or obligations under this Agreement to any third party without


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     the prior written consent of Party A. Party A may assign its rights or obligations under this Agreement to any third party without the consent of Party B, but shall inform Party B of the above assignment.

12.  SEVERABILITY

     Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.  AMENDMENT AND SUPPLEMENT

     Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.  GOVERNING LAW

     The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the PRC laws.

IN WITNESS THEREOF THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED ON THEIR BEHALF BY A DULY AUTHORIZED REPRESENTATIVE AS OF THE DATE FIRST SET FORTH ABOVE.


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PARTY A: KONGZHONG INFORMATION TECHNOLOGIES (BEIJING) CO., LTD.


Authorized Representative:
                           ------------------------------------

PARTY B: BEIJING WIRELESS INTERACTIVE NETWORK TECHNOLOGIES CO., LTD.


Authorized Representative:
                          ------------------------------------


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APPENDIX 1: THE LIST OF TECHNICAL CONSULTATION AND SERVICES

Party A shall provide technical and consulting services as follows:

1. maintenances of the machine room and website;

2. provision of necessary technical platform for the operation;

3. provision and maintenances of the office network;

4. integrated security services for the website;

5. design and implementation of the integrated structure of the network of the website, including the installation of the server system and 24 hours' daily maintenances each week.

6. development and test of new products;

7. marketing plan of new products;

8. conception, creation, design, update and maintenance of the web pages;

9. maintenance of the clients service platform;

10. training of the employees;

11. study and analysis on market;

12. public relationship service


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APPENDIX 2: CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL AND CONSULTING
SERVICES

The service fees hereunder shall be monthly calculated by 50%% to 85% of the fees paid by Party B' end users to Party B (subject to adjustments according to board resolutions of Party A). The exact proportion above mentioned shall be decided by Party A in accordance with the actual service it provides to Party B and shall be calculated monthly. In case Party B fails to meet such requirement at the end of any month, Party A may deduct the fees of the month at its discretion.


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